1. Name and Address of Reporting Person
   Calarco, Vincent A.
   One American Lane
   Greenwich, CT 06831
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/21/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President and CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               503624         D
Common Stock                                                                               12318          I           BEP Trust
Common Stock                                                                               33833          I           By Trusts for
                                                                                                                      Sons
Common Stock                                                                               58872          I           By Wife
Common Stock                                                                               41931.3332     I           DRIP
Common Stock                                                                               50203.4924     I           ESOP TRUST
Common Stock                                                                               457222.1       I           LTIP TRUST
                                                                                                                      (1988)
Common Stock                                                                               179793.41      I           LITP TRUST
                                                                                                                      (1TA)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $6.38    01/21/2         A <F1>    35865       01/21/2004 02/20/2013 Common  358654   $0.0000    358654  D
Option               003                       4                                 Stock
(Right to
Buy)
NQ Stock    $7.25                                                     11/21/2012 Common                      211207  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.92                                                     11/22/2011 Common                      337374  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      375000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.3437                                                   11/19/2009 Common                      788015  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $13                                                       11/18/2005 Common                      102308  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.3437                                                  11/14/2008 Common                      250000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.5                                                     09/21/2006 Common                      472416  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.625                                                   11/19/2004 Common                      71163   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $16.875                                                   11/16/2006 Common                      120000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $19.3125                                                  11/20/2003 Common                      54823   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $26.4063                                                  11/07/2007 Common                      120000  D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $6.38    01/21/2         A <F2>    31346       01/21/2005 01/21/2013 Common  31346    $0.0000    31346   D
Option               003                                                         Stock
(Right to
Buy)
ISO Stock   $7.25                                                     10/22/2012 Common                      13793   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12626   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $8.3437                                                   10/19/2009 Common                      11985   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $13                                                       10/18/2005 Common                      7692    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.5                                                     08/21/2006 Common                      27584   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.625                                                   10/19/2004 Common                      6837    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $19.3125                                                  10/20/2003 Common                      5177    D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
Options will vest as follows:  130,000 on 1/21/2004, 114,327 on 1/21/2005 and
114,327 on 1/21/2006.
<F2>
Options will vest as follows:  15,673 on 1/21/2005 and 15,673 on 1/21/2006.

SIGNATURE OF REPORTING PERSON
/s/ Vincent A. Calarco

DATE
01/23/2003